UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 10, 2025
KIORA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-36672	98-0443284
(Commission File Number)	(IRS Employer Identification No.)

332 Encinitas Blvd.
Suite 102
Encinitas, CA 92024
(858) 224-9600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $0.01 par value	KPRX	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Daniels Employment Agreement

On January 10, 2025, Kiora Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement (the “Daniels Agreement”) with Eric Daniels, MD, MBA, the Company’s Chief Development Officer, in connection with the relocation of Dr. Daniels from Australia to the United States. Pursuant to the Daniels Agreement, Dr. Daniels will receive an annual base salary of  $443,000.04 and he is entitled to receive a performance bonus with a target of up to 40% of his annual base salary for the applicable fiscal year.

Additionally, for a period of fifteen months from the effective date of the Daniels Agreement, the Company granted Dr. Daniels certain relocation benefits, including certain tax gross-up payments and relocation expenses. The Company will also continue to make concessional superannuation contributions (capped at AUD$30,000 annually) as previously provided to Dr. Daniels through the Company’s Australian subsidiary.

If Dr. Daniels voluntarily terminates employment with the Company, or is terminated for Cause (as defined in the Daniels Agreement) within twelve months of the effective date of the Employment Agreement, Dr. Daniels will be required to reimburse the Company for 50% of all previously reimbursed relocation expenses.

If the Company terminates Dr. Daniels’ employment without Cause or he resigns for Good Reason (as such terms are defined in the Daniels Agreement), then Dr. Daniels will be eligible to receive (i) continued payment of his base salary for six months; (ii) a lump-sum cash payment, payable no later than the last installment of his severance, equal to 0.5 multiplied by the maximum performance bonus that he would have been eligible to receive in the year of termination; and (iii) continued coverage under a private health and dental insurance plan for up to six months following termination.

Additionally, if the Company terminates Dr. Daniels’ employment without Cause or he resigns for Good Reason, then that portion of his then unvested stock options and restricted stock awards that would have otherwise become vested over the six month period following such termination will become fully vested and immediately exercisable on the date of such termination. In the event that a Change of Control of the Company occurs (as such term is defined in the Daniels Agreement), all of Dr. Daniels’ unvested stock options and restricted stock awards will become fully vested and immediately exercisable.

The foregoing description of the Daniels Agreement is a summary and does not purport to be complete. Such description is qualified in its entirety by reference to the text of the Daniels Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Tosca Employment Agreement

In connection with the previous promotion of Melissa Tosca to Chief Financial Officer on July 1, 2024, the Company entered into an Employment Agreement (the “Tosca Agreement”) with Ms. Tosca on January 10, 2025. Pursuant to the Tosca Agreement, Ms. Tosca will receive an annual base salary of  $337,000 and she is entitled to receive a performance bonus with a target of up to 40% of her annual base salary for the applicable fiscal year.

If the Company terminates Ms. Tosca’s employment without Cause or she resigns for Good Reason (as such terms are defined in the Tosca Agreement), then Ms. Tosca will be eligible to receive (i) continued payment of base salary for six months; and (ii) a lump-sum cash payment, payable no later than the last installment of her severance, equal to 0.5 multiplied by the maximum performance bonus that she would have been eligible to receive in the year of termination; and (iii) continued coverage under a private health and dental insurance plan for up to six months following termination.

Additionally, if the Company terminates Ms. Tosca’s employment without Cause or she resigns for Good Reason, then that portion of her then unvested stock options and restricted stock awards that would have otherwise become vested over the six month period following such termination shall become fully vested and immediately exercisable on the date of such termination. In the event that a Change of Control of the Company occurs (as such term is defined in the Tosca Agreement), all of Ms. Tosca’s unvested stock options and restricted stock awards shall become fully vested and immediately exercisable.

The foregoing description of the Tosca Agreement is a summary and does not purport to be complete. Such description is qualified in its entirety by reference to the text of the Tosca Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Title

10.1[1]	Employment Agreement by and between Kiora Pharmaceuticals, Inc. and Eric J. Daniels, dated as of January 10, 2025

10.2[1]	Employment Agreement by and between Kiora Pharmaceuticals, Inc. and Melissa Tosca, dated as of January 10, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
1 Management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KIORA PHARMACEUTICALS, INC.

By:	/s/ Melissa Tosca
Melissa Tosca
Chief Financial Officer
(Principal financial and accounting officer)

Date: January 15, 2025